Exhibit 10.2
EXCLUSIVE LICENSE AGREEMENT
between
OMEROS CORPORATION and HELION BIOTECH
     This license agreement (the “Agreement”) is made effective the 20th day of April 2010 (the “Effective Date”) between Omeros Corporation, a Washington corporation having a principal place of business at 1420 Fifth Avenue, Suite 2600, Seattle WA 98101 USA (“Omeros”) and Helion Biotech ApS, CVR No. 31758106, having a principal place of business at Egholmvej 10, 2720 Vanløse Denmark (“Helion”).
     WHEREAS Helion owns certain intellectual property rights related to mannan-binding lectin-associated serine protease-2 (“MASP-2”); and
     WHEREAS Omeros wishes to undertake an exclusive license in Helion’s intellectual property rights related to MASP-2; and
     WHEREAS Helion wishes to grant Omeros an exclusive license in Helion’s intellectual property rights related to MASP-2 in return for potential royalty and milestone payments and sublicense revenue sharing;
     NOW THEREFORE, in consideration for the mutual covenants and obligations set forth herein as well as other good and valuable consideration, the parties hereby agree as follows:
1	Key Definitions

1.1	“Initial MASP-2 Patents” shall have the definition set forth in Exhibit A to this Agreement.

1.2	“Intellectual Property Rights” shall mean all inventions, ideas, discoveries, issued, reissued or reexamined patents, pending and future patent applications, continuation, continuation-in-part and divisional patent applications, utility models, inventor’s certificates, trade secrets, know-how, copyrights and trademarks.

1.3	“Licensed Field” shall mean inhibition of mannan-binding lectin-mediated activation of the complement system for the prevention, treatment or diagnosis of any disease or condition in humans or other animals, including, without limitation, through inhibition of mannan-binding lectin associated serine protease(s) by administering inhibitory antibodies or fragments thereof or other inhibitors.

1.4	“Licensed IP” shall have mean all of Helion’s Intellectual Property Rights related to MASP-2 within the Licensed Field, which Licensed IP includes, without limitation, the Initial MASP-2 Patents and the Other MASP-2 Patents.

1.5	“Licensed Products” shall mean all antibodies, inhibitors and other products that, were it not for the license granted by Helion to Omeros under this Agreement, would infringe, or the use, manufacture, offer for sale or sale of which would infringe, any valid and subsisting claim(s) of any issued patent within either the Initial MASP-2 Patents or the Other MASP-2 Patents in the country or countries in which such products are offered for sale, sold, manufactured or used.

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1.6	“Net Enforcement Proceeds” shall mean (a) all awards, judgments, settlements or damages collected by Omeros from its enforcement of the Licensed IP against third parties, less (b) all of Omeros’ enforcement and litigation costs and legal fees.

1.7	“Net Sales” shall mean (a) gross monetary amounts invoiced and collected by Omeros for the sale of Licensed Products (excluding any Sublicense Revenue), less (b) the sum of cash, trade, or quantity discounts, sales, use, tariff, import/export duties or other excise taxes, and any other governmental taxes imposed on particular sales, transportation charges and allowances, commissions to third party sales agents, and credits to customers because of rejections or returns, plus (c) the Net Enforcement Proceeds. For purposes of this paragraph, the acquisition of Licensed Products from Omeros as part of an acquisition of all or a substantial part of the assets of Omeros’ business to which this Agreement pertains shall not be considered a sale of Licensed Products.

1.8	“Other MASP-2 Patents” shall have the definition set forth in Exhibit B to this Agreement.

1.9	“Sublicense Revenue” shall mean all sublicense royalties, milestones or other sublicense fees received by Omeros from third parties for a sublicense under the Initial MASP-2 Patents and/or the Other MASP-2 Patents for the manufacture, sale or distribution of Licensed Products, excluding any amounts included in the Net Sales, provided, however that the Sublicense Revenue shall not include any fees or payments from such third parties to Omeros to support research and development efforts, to purchase equity in Omeros, for licensing under other intellectual property not included in the Initial MASP-2 Patents and/or the Other MASP-2 Patents, or for any other purpose other than as compensation for such sublicense under the Initial MASP-2 Patents and/or the Other MASP-2 Patents.

2	Grant Of License

2.1	Helion hereby grants to Omeros for the term of this Agreement a royalty-bearing, world-wide exclusive license in and to the Licensed IP within the Licensed Field, including the right to grant sublicenses thereunder, including, without limitation, all rights for the research, development, manufacture, use, sale, offering for sale, distribution, exportation and importation of any and all products and the practice of all methods claimed in or encompassed by the Licensed IP, including, without limitation, the exclusive right to develop, manufacture, use, sell, offer for sale, distribute, export and import the Licensed Products.

2.2	Helion shall also provide to Omeros access to the cell line for Helion’s [†] monoclonal antibody (the “[†] Antibody”) and all available data for and samples, if available, of all MASP-2 antibodies owned or controlled by Helion, including, without limitation, the [†] Antibody (collectively the “Helion Antibodies”), without added compensation to Helion from Omeros other than reimbursement of Helion’s expenses for providing such access,

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on a pass-through basis, and at no expense to Helion. Helion has provided a sample of the [†] Antibody to Omeros for assessment of its properties. Omeros shall pay to Helion an annual maintenance fee of [†] ($[†]) (the “Research Exclusivity Fee”), with a first Research Exclusivity Fee due within [†] of the Effective Date and then within [†] of the anniversary of the Effective Date annually thereafter, each year during the term of this Agreement for so long as Omeros wishes to preclude Helion from providing any access to the [†] Antibody to third parties. If Omeros fail to pay any Research Exclusivity Fee when due or if Omeros provides Helion written notice that Omeros does not wish to maintain research exclusivity for the [†] Antibody, then thereafter Helion shall have the right to license out the [†] Antibody to a third party distributor to sublicense and sell the [†] Antibody to other third parties provided that such third parties may use the [†] Antibody solely for non-commercial research purposes only, such use expressly excluding the right to modify, sequence or otherwise develop the [†] Antibody, provided, however, that such third party license to research use of the [†] Antibody shall not be construed to include any license under the Licensed IP or under any other Intellectual Property Rights owned or held by Omeros.

3	Royalties and Sublicense Revenue

3.1	Omeros shall pay Helion on a quarterly basis a royalty as a percentage of Net Sales that were collected during each quarter of the term of this Agreement, which royalty percentage shall be determined as either (a) [†] percent ([†]%) of Net Sales for Licensed Products that are encompassed by any valid and subsisting claim of any patent included in the Initial MASP-2 Patents, or (b) [†] percent ([†]%) of Net Sales for Licensed Products that are encompassed by any valid and subsisting claim of any patent included in the Other MASP-2 Patents (the “Royalty”); provided, however, that if the total royalty burden paid by Omeros to all entities (including Helion and third parties) for licenses to Intellectual Property Rights that are specifically directed to inhibitors or methods of inhibiting mannan-binding lectin-mediated activation of the complement system (“Total Royalty Burden”) exceeds [†] percent ([†]%), then the Royalty shall be reduced by [†] of the difference between the Total Royalty Burden and [†] percent ([†]%), except that in any event Helion shall be paid a minimum Royalty of either [†] percent ([†]%) or [†] percent ([†]%) for (a) the Initial MASP-2 Patents or (b) the Other MASP-2 Patents, respectively. For purposes of clarity, the Total Royalty Burden shall be computed based on all licensees under Intellectual Property Rights for which Omeros is required to pay a royalty for the sale of Licensed Products. For purposes of clarity, if a Licensed Product is encompassed by valid and subsisting claims of patents included in both the Initial MASP-2 Patents and the Other MASP-2 Patents, than the Royalty shall be computed only on the basis of the Other MASP-2 Patents.

3.2	Omeros shall pay Helion on a quarterly basis a share (the “Sublicense Share”) of Sublicense Revenue collected by Omeros during the subject quarter, which Sublicense Share shall be either (a) [†] percent ([†]%) for any sublicense for Licensed Products encompassed by valid and subsisting claim(s) of patent(s) included in the Initial MASP-2 Patents or (b) [†] percent ([†]%) for any sublicense for Licensed Products encompassed by valid and subsisting claim(s) of patent(s) included in the Other MASP-2 Patents. For

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purposes of clarity, if a sublicense is for a Licensed Product encompassed by valid and subsisting claims of patents included in both the Initial MASP-2 Patents and the Other MASP-2 Patents, than the Sublicense Share shall be computed only on the basis of the Other MASP-2 Patents.

3.3	Omeros shall pay Helion Royalty payments and Sublicense Share payments on a quarterly basis for Net Sales and Sublicense Revenue, respectively, collected during each respective quarter. Royalty and Sublicense Share payments for each quarter shall be made within [†] of the end of the quarter. If Omeros is required to use any estimated figures to meet this payment time frame, Omeros shall note such figures as estimated in an accompanying report and shall adjust the Royalty and Sublicense Share paid the next quarter when actual figures are available for the prior quarter. Net Sales, Royalty payments, Sublicense Revenue and Sublicense Share payments shall be computed based on a conversion from any other denomination to U.S. Dollars for any revenues received or costs and expenses incurred by Omeros during the relevant quarter, as provided herein, using the exchange rate published in The Wall Street Journal, West Coast edition, on the last business day of the applicable calendar quarter. Each quarterly Royalty and/or Sublicense Share payment shall be accompanied by (a) a report specifying the source and amount of the Royalty and/or Sublicense Share payment itemized on a product-by-product basis and country-by-country basis, and (b) the total of all discounts, returns, credits and commissions deducted from gross amounts to determine Net Sales and/or Sublicense Revenue.

3.4	Helion reserves the right to employ a certified public accountant to review and reconcile the directly relevant accounting records and procedures of Omeros as they relate to the determination of Royalties or Sublicense Share fees during reasonable business hours and no more than [†], and Omeros agrees to make available at Omeros’ place of business all such directly relevant accounting records for that purpose within [†] of written request by Helion. The cost of such review shall be borne by Helion, unless it is found that Omeros under-paid a quarterly royalty or sublicense revenue fees for any quarter by an amount of [†]% ([†] percent) or greater, in which case the cost of such review shall be borne by Omeros.

3.5	In the event any Royalty or Sublicense Share payments due are not timely paid by Omeros, Omeros shall pay to Helion interest charges on such late payments at a rate per annum that is [†] percent ([†]%) above the then current twelve-month LIBOR rate.

3.6	Notwithstanding anything to the contrary herein, Omeros shall have no obligation to pay any Royalties or Sublicense Share payments for any Licensed Product based on any patent claim that has been declared invalid or unenforceable by a court or governmental body of competent jurisdiction or based on any patent claim that is not enforceable in the jurisdiction(s) where such products are manufactured, used, sold, offered for sale, imported or distributed.

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4	Milestone Payments

4.1	Omeros shall pay Helion the following one-time milestone payments (each a “Milestone Payment”) on invoice upon completion of the associated activity (each a “Milestone”) by Omeros or by a sublicensee of Omeros. Omeros shall provide Helion written notice of the completion of each Milestone by Omeros or Omeros’ sublicensee within [†] of such Milestone completion. The amount of each Milestone Payment associated with development or commercial Milestones shall be determined as follows depending on whether (a) the Licensed Product triggering the Milestone is encompassed only by subsisting and valid claim(s) of the Initial MASP-2 Patents or
(b) the Licensed Product triggering the Milestone is encompassed by subsisting and valid claim(s) of the Other MASP-2 Patents. If a Milestone (the “Subject Milestone”) is reached in a country in which neither the Initial MASP-2 Patents or the Other MASP-2 Patents encompass the Licensed Product, then the corresponding Milestone Payment (the “Subject Milestone Payment”) is not due, but the Subject Milestone Payment shall thereafter become due if the Subject Milestone again is reached or any subsequent Milestone is reached in a country in which either the Initial MASP-2 Patents and/or the Other MASP-2 Patents encompass the Licensed Product.

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Milestone	Milestone Payment
Execution of this Agreement.	[†] US Dollars ($[†])
Filing of first IND for a Licensed Product	(a) [†] dollars ($[†]), or
(a) If only the Initial MASP-2 Patents apply, or	(b) [†] dollars ($[†])
(b) if the Other MASP-2 Patents apply.

Initiation of first Phase 2 study for a	(a) [†] dollars ($[†]), or
Licensed Product
(b) [†] dollars ($[†])
(a) If only the Initial MASP-2 Patents apply, or
(b) if the Other MASP-2 Patents apply.

Initiation of first Phase 3 study for a	(a) [†] dollars ($[†]), or
Licensed Product
(b) [†] dollars ($[†])
(a) If only the Initial MASP-2 Patents apply, or
(b) if the Other MASP-2 Patents apply.

First marketing approval	(a) [†] dollars ($[†]), or
(a) If only the Initial MASP-2 Patents apply, or	(b) [†] dollars ($[†])
(b) if the Other MASP-2 Patents apply.

Second marketing approval for a substantially	(a) [†] dollars ($[†]), or
different indication
(b) [†] dollars ($[†])
(a) If only the Initial MASP-2 Patents apply, or
(b) if the Other MASP-2 Patents apply.

Net Sales reach [†] dollars (US$[†]) within [†]	[†] dollars ($[†])
of launch of commercial sales of the Licensed Product

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5	Payment Procedures

5.1	All payments due from Omeros to Helion under this Agreement shall be made by wire transfer to an account specified by Helion.

5.2	All payments due from Omeros to Helion under this Agreement shall be made in U.S. Dollars, and all dollar ($) amounts referenced in this Agreement shall be understood to refer to U.S. Dollars.

6	Reporting and Development Efforts

6.1	Omeros shall on an annual basis deliver to Helion a written progress report detailing the status of Omeros’ efforts to fund, patent, develop and commercialize one or more Licensed Products. Helion shall notify Omeros if Helion is dissatisfied with the frequency or detail in progress reports from Omeros.

6.2	Omeros shall promptly provide Helion with a copy of all sublicenses granted by Omeros in the Licensed IP for the commercialization of Licensed Products.

6.3	Omeros shall use reasonable efforts, based on reasonable commercial prudence, to develop and introduce to the market one or more Licensed Products. The reasonable performance of research and/or development activities, funding efforts, patenting efforts, partnering, sale or licensing efforts, or regulatory approval efforts related to one or more Licensed Products, internally at Omeros or a successor-in-interest thereto and/or under contract with a third party, shall be deemed to be reasonable efforts under this Section. Temporary delays in the performance of such activities shall not be considered a lack of reasonable efforts so long as Omeros or a successor-in-interest thereto has not affirmatively announced a decision to abandon all such activities.

7	Patent Prosecution; [†]; Prior Patent Expenses

7.1	Omeros shall assume responsibility for further prosecution and maintenance of patents and patent applications within the Licensed IP, at Omeros’ sole expense, in consultation with Helion.

7.2	Helion shall assist Omeros in the prosecution and maintenance of patents and patent applications within the Licensed IP without additional compensation but at no cost to Helion, including without limitation [†] of patents and patent applications included within the Initial MASP-2 Patents to [†].

7.3	[†].

7.4	If, [†], Helion requests for use outside of the Licensed Field a sublicense(s) from Omeros under either or both of the exclusive license(s) held by Omeros from the U.K. Medical Research Council and/or the University of Leicester related to such corrected patent(s) or patent application(s), Omeros shall grant to Helion such sublicense(s) on an exclusive basis for use outside of the Licensed Field, each such sublicense to be on terms

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commensurate with the license under this Agreement granted to Omeros by Helion to the Initial MASP-2 Patents.

7.5	Omeros agrees to reimburse Helion for (a) its reasonable out of pocket legal costs for responding to office actions incurred during the period of August 2009 through December, 2009 in US Patent Application [†] and EP Patent Application [†], not to exceed US $[†] in total and (b) its reasonable out of pocket legal costs for prosecuting and maintaining other patents and patent applications within the Licensed IP during the period between January 1, 2010 and the Effective Date of this Agreement, not to exceed $[†] in total except as authorized in advance by Omeros; provided, however, that Helion has consulted with Omeros on prosecution and maintenance actions taken during this time period and Omeros shall not be responsible for the costs of any actions taken during any period of time in which Helion unreasonably delayed completion and execution of this Agreement. All costs for reimbursement shall be accompanied by copies of the law firm invoices for such costs.

7.6	Each party shall continue to own its respective Intellectual Property Rights and licenses to third party Intellectual Property Rights existing prior to or obtained independently of this Agreement.

8	Enforcement of Licensed IP

8.1	Omeros shall have the sole right at its discretion to enforce the Licensed IP against third party infringers, including the initiation of any civil action in Omeros’ name, at Omeros’ sole expense, and any resulting Net Enforcement Proceeds shall belong solely to Omeros without duty to account to Helion, except for inclusion of the Net Enforcement Proceeds in the Net Sales. Helion shall assist Omeros in prosecution, maintenance and enforcement of patents and patent applications within the Licensed IP without additional compensation but at no cost to Helion. In the event that it is necessary for Omeros to join Helion as a party to any such civil action, Helion shall join such action for no additional compensation but at no cost to Helion, and any resulting Net Enforcement Proceeds shall belong solely to Omeros without duty to account to Helion, except for inclusion of the Net Enforcement Proceeds in the Net Sales.

8.2	If Omeros unreasonably declines to initiate enforcement of any patent within the Licensed IP against any third party infringer within [†] of a written demand from Helion to do so, then Helion shall have the sole right at its discretion to enforce such infringed patent against such third party infringer, including the initiation of any civil action in Helion’s name, at Helion’s sole cost, in which event any award, judgment, settlement or damages collected shall belong solely to Helion without duty to account to Omeros.

8.3	Omeros’ obligation to pay Helion Royalty and Sublicense Share payments shall be suspended and accrued during any period of time that a third party infringer of the Licensed IP is using, manufacturing, marketing, distributing, selling or offering for sale Licensed Product, provided that Omeros acts with commercially reasonable diligence to enforce the Licensed IP against such third party infringer, and Omeros shall be entitled to

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deduct any amount of its enforcement costs that are in excess of any awards, judgments, settlements or damages collected by Omeros from such enforcement against such accrued Royalty and Sublicense Share payments and any future Royalty and Sublicense Share payments owed.

8.4	If Helion learns of the infringement of any patent or other Intellectual Property Right included in the Licensed IP, Helion shall promptly notify Omeros of such infringement and will provide Omeros with all evidence of infringement in Helion’s possession. Both parties shall use their best efforts in cooperation with each other to terminate third party infringement without litigation.

9	Representations, Warranties and Other Obligations of Omeros

9.1	Omeros represents and warrants that it has the requisite corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder.

10	Representations, Warranties and Other Obligations of Helion

10.1	Helion represents and warrants that it has the requisite corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder.

10.2	Helion represents and warrants, subject only to any ownership rights that may be claimed by the U.K. Medical Research Council and/or the University of Leicester in the Initial MASP-2 Patents by virtue of any inventorship by any employee(s) of such institutions, that Helion holds all rights and free and clear title to the Licensed IP.

10.3	Helion undertakes, represents and warrants that it shall cause Prof. Jens Chr. Jensenius and Prof. Steffen Thiel to each execute this Agreement to confirm their agreement to be bound to the same extent as Helion with respect to all relevant provisions of this Agreement.

10.4	Helion represents and warrants that it conveys the license to the Licensed IP and all other rights conveyed to Omeros under this Agreement free of any and all liens, encumbrances, licenses or claims, and free of any and all royalty, milestone, fee or other obligations owed to any third party(ies), including, without limitation, Aarhus University, Prof. Jens Chr. Jensenius, Prof. Steffen Thiel, Helion Holding ApS, NatImmuneA/S and antibody screening or development companies.

10.5	Helion warrants that it is not aware of any third party rights that would be infringed as a result of Omeros’ development of Licensed Products in accordance with the terms of this Agreement.

10.6	Helion represents and warrants that Helion conveys a clear and unencumbered license to the Helion Antibodies for all purposes without any restrictions or obligations owed to any third party individuals and entities that originally generated the Helion Antibodies (“Helion Antibody Creators”), and Helion will disclose to Omeros the exact process and materials used to generate the Helion Antibodies and any known third party rights that

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are relevant to the Helion Antibodies or the process or materials used to generate the Helion Antibodies; provided, however, that Helion makes no representation or warranty that the Helion Antibodies do not infringe any rights unknown to Helion of any third parties, other than the Helion Antibody Creators, for the generation of antibodies.

10.7	Helion represents, warrants and undertakes that, unless otherwise agreed in writing by Omeros, it shall neither perform nor sponsor any further research, development or commercial activity related to MASP-2 within the Licensed Field during the term of this Agreement.

10.8	THE WARRANTIES SET FORTH EXPRESSLY IN THIS AGREEMENT ARE THE SOLE WARRANTIES MADE BY EITHER PARTY TO THE OTHER AND THERE ARE NO OTHER WARRANTIES, REPRESENTATIONS OR GUARANTEES OF ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED, REGARDING THE LICENSED PRODUCTS, THE LICENSED RESEARCH PRODUCTS , OR OTHER PRODUCTS, INCLUDING WITHOUT LIMITATION ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

11	Confidentiality

11.1	Helion and Omeros hereby affirm and incorporate by reference the terms of the Mutual Nondisclosure Agreement between the parties dated May 16, 2008 concerning the subject matter of this Agreement, a copy of which is attached hereto as Exhibit C, except to the extent that the terms of such nondisclosure agreement may conflict with the terms of this Agreement, in which case the terms of this Agreement shall prevail. The parties further agree that the mutual obligations of nondisclosure and non-use set forth in such Mutual Nondisclosure Agreement shall subsist for a period of five (5) years after the termination of this Agreement.

11.2	The terms of this Agreement shall be maintained in strict confidence by both Helion and Omeros, and may not be disclosed by either party without the consent of the other party, except as may be required under a court order or decree or as required to comply with any governmental law, rule or regulation, and Omeros may disclose the terms of this Agreement to Omeros’ current and potential employees, directors, consultants, shareholders, investors and corporate partners. Helion acknowledges that Omeros is legally required and shall be permitted without further consent to file a summary of the terms of this Agreement and a copy of this Agreement with the U.S. Securities and Exchange Commission, provided, however, that Omeros will in good faith seek to secure confidential treatment for information that it views to be competitively sensitive, and that Omeros shall be permitted to issue a press release concerning the entry into and overall terms of this Agreement, the disclosure of which shall be no broader than that disclosed to the U.S. Securities and Exchange Commission.

12	Release of any Pre-existing Claims

12.1	Omeros and Helion each releases the other party and their respective licensors and licensees from any and all claims arising prior to the Effective Date of this Agreement.

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13	Indemnification and Limitation of Liability

13.1	Each party (the “Indemnifying Party”) shall indemnify, hold harmless and defend the other party and its employees, officers, directors, consultants and agents (the “Indemnified Party”) against any and all claims, suits, losses, liabilities, damages, costs, fees, and expenses (“Claims”) resulting from or arising directly out of the Indemnifying Party’s breach of any representation, warranty or obligation under this Agreement, or the Indemnifying Party’s exercise of the rights and obligations under this license or any sublicense, except that such obligation to indemnify, hold harmless and defend shall not extend to any Claims to the extent such Claims result from or arise directly from the negligence or misconduct of the Indemnified Party. This indemnification does not include any indemnity in relation to product performance or product liability.

13.2	Without limitation of each party’s indemnification obligations under the preceding Subsection, neither party shall be liable under this Agreement to another party for any incidental, consequential or special damages.

14	Term and Termination

14.1	Unless terminated earlier as set forth in Subsection 14.2 herein below, this Agreement shall subsist so long as there is any valid and subsisting claim included within any patent, utility model or inventor’s certificate within the Licensed IP or pending patent application within the Licensed IP.

14.2	Either party may terminate this Agreement at any time in the event that the other party breaches any material obligation of this Agreement by first submitting written notice of breach to the breaching party, which breach is not substantially cured within ninety (90) days of the receipt of such notice, followed by written notice of termination then being sent to the breaching party.

14.3	The provisions of Sections and Subsections 1, 3 (only with respect to payments coming due prior to termination), 4 (only with respect to payments coming due prior to termination), 9-13, 14.3, 15 and 16 shall survive expiration or termination of this Agreement for the period set forth therein or, if no period is set forth therein, then indefinitely.

15	Use of Names

15.1	Nothing contained in this Agreement confers any right to either party to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of the other party hereto, and neither party shall make such use without the prior written consent of the other party, provided however Omeros may through written, oral or electronic communication disclose the existence of this Agreement and the name of Helion to Omeros’ current and potential employees, directors, consultants, shareholders, investors and corporate partners, as required to

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comply with any governmental law, rule or regulation, and in a press release to be issued by Omeros regarding this Agreement. Omeros shall provide Helion with an advance draft of its press release referring to this Agreement for review and comment by Helion.

16	Miscellaneous

16.1	This Agreement including all appendices and exhibits attached thereto or incorporated by reference therein constitutes the entire understanding of the parties hereto regarding the subject matter of this Agreement, and no other representation, agreement, promise or undertaking altering, modifying, taking from or adding to the terms of this Agreement shall have any effect unless the same is reduced to writing and duly executed by the parties hereto. In the event of any conflict between the main body of this Agreement and any attachments thereto or documents incorporated by reference therein, the provisions of the main body of this Agreement shall control.

16.2	Either party’s failure to enforce any provision of this Agreement will not be considered a waiver of future enforcement of that or any other provision.

16.3	The laws of the state of Delaware, United States, without regard to its conflict-of-laws provisions, shall govern this Agreement, its interpretation and its enforcement, and any disputes arising out of or related to this Agreement.

16.4	Any civil action prosecuted or instituted by either party with respect to any matters arising out of or related to this Agreement shall be brought in the United States District Courts located in the state of Delaware, United States, and each party hereby consents to the sole and exclusive jurisdiction and venue of such courts for such purposes.

16.5	In the event that it is necessary for either party of this Agreement to take legal action to enforce any of the terms, conditions or rights contained herein, or to defend any such action, then the prevailing party in such action shall be entitled to recover from the other party all reasonable attorneys fees, costs and expenses related to such legal action.

16.6	In the event that any portion of this Agreement is held invalid or unenforceable by a court of law, that provision will be construed and reformed to permit enforcement of the provision to the maximum extent permissible consistent with the parties’ original intent, and if such construction is not possible, such provision shall be struck from this Agreement, and the remainder of the Agreement shall remain in full force and effect as if such provision had never been part of this Agreement.

16.7	For the purposes of this Agreement, the parties hereto are independent contractors, and nothing in this Agreement shall be construed to place them in the relationship of partners, principal and agent, employer/employee or joint venturers. Except as provided expressly herein, each party agrees that it shall have no authority to bind or obligate the other party, nor shall any party hold itself out as having such authority.

16.8	Neither party will be liable for failure or delay in performing any obligation under this Agreement, or will be considered in breach of this Agreement, if such failure or delay is

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due to a natural disaster or any cause reasonably beyond such party’s control, provided that such party resumes performance as soon as possible following the end of the event that caused such delay or failure of performance.

16.9	Neither party may assign this Agreement, or any obligation or right under this Agreement, in whole or in part, without the other party’s prior written consent, which consent will not be unreasonably withheld. This Section shall not be construed in any way to limit Omeros’ rights to grant, at Omeros’ sole discretion, sublicenses hereunder. Helion consents to Omeros’ assignment of this Agreement in whole or in part in connection with the merger, consolidation or transfer of all or substantially all of that portion of Omeros’ assets to which this Agreement relates. Subject to these restrictions, this Agreement will be binding upon and will inure to the benefit of the parties’ permitted successors and assignees.

16.10	Any notice required or permitted to be given hereunder by either party shall be in writing and shall be (a) delivered personally, (b) sent by registered mail, return receipt requested, postage prepaid, (c) sent by an internationally recognized courier service guaranteeing next-day delivery, charges prepaid, or (d) delivered by e-mail (with the original promptly sent by an internationally recognized courier service guaranteeing next-day delivery, charges prepaid) to the e-mail address(es) of the other party set forth below, or at such other addresses as may from time to time be furnished by similar notice by either party. The effective date of any notice hereunder shall be the date of receipt by the receiving party.

If to Omeros:	If to Helion:

Omeros Corporation	Helion Biotech ApS
1420 Fifth Avenue, Suite 2600	Egholmvej 10
Seattle, WA 98101	2720 Vanløse
U.S.A.	Denmark

Attention: CEO	Attention: CEO
And copy to: General Counsel

E-mail: [†]	E-mail: [†]
with a copy to [†]	with a copy to [†]
Phone: 206. 676.5000	Phone: +[†]
16.11	This Agreement may be executed in one or more counterparts and by facsimile, each of which will be considered an original, and all of which will constitute the same instrument.

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     IN WITNESS WHEREOF, Omeros and Helion have each acknowledged and accepted this Agreement by causing it to have been signed by their respective duly authorized officials.

OMEROS CORPORATION		HELION BIOTECH APS

By:	/s/ Gregory A. Demopulos	By:	/s/ Jeppe Vesti Christensen

	Name: Gregory A. Demopulos, M.D.		Name: Jeppe Vesti Christensen
	Title: Chairman & CEO		Title: CEO

Date: April 23, 2010		Date: April 9, 2010

/s/ Per Fischer
Per Fischer
Chairman April 9, 2010
The above Exclusive License Agreement is acknowledged by the undersigned inventors, who agree to abide by and comply with the terms for Helion set forth therein to the same extent as Helion.

JENS CHR. JENSENIUS		STEFFEN THIEL

Signed:	/s/ Jens Chr. Jensenius	Signed:	/s/ Steffen Thiel

Date:	12/4 — 2010	Date:	12/4 — 2010

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EXHIBIT A
To the Exclusive License Agreement
Between Omeros Corporation and Helion Biotech
INITIAL MASP-2 PATENTS
     The “Initial MASP-2 Patents” shall include the US Patents and Patent Applications listed below on this Exhibit A as well as all patents issuing therefrom, all reissued patents and patent applications, reexamined patents and patent applications, divisional patents and patent applications, continuation patents and patent applications based thereon or claiming priority therefrom, and all other patents and patent applications worldwide claiming priority from or corresponding to US Patent Applications [†] filed [†] or [†] filed [†] or PCT International Application [†] (to the extent claiming subject matter originally disclosed in US Patent Applications [†] or [†]).

Helion Reference:	[†]
Description:	[†]
Patent Application no.:	[†]
Filed:	[†]
Priority:	[†]
Issued Patent:	[†]

Helion Reference:	[†]
Description:	[†]
Patent Application no.:	[†]
Filed:	[†]
Priority:	[†]
Issued Patent:	[†]

Helion Reference:	[†]
Description:	[†]
Patent Application no.:	[†]
Filed:	[†]
Priority:	[†]
Issued Patent:	[†]

Helion Reference:	[†]
Description:	[†]
Patent Application no.:	[†]
Filed:	[†]
Priority:	[†]
Issued Patent:	[†]

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Helion Reference:	[†]
Description:	[†]
Patent Application nos.:	[†]
Filed:	[†]
Priority:	[†]

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EXHIBIT B
To the Exclusive License Agreement
Between Omeros Corporation and Helion Biotech
OTHER MASP-2 PATENTS
     The “Other MASP-2 Patents” shall include all other patents and patent applications that are not included in the Initial MASP-2 Patents in which Helion holds rights related to MASP-2 or other inhibitors or methods of inhibiting lectin-mediated activation of the complement system including, without limitation, the patents and patent applications listed below in this Exhibit B as well as all patents issuing therefrom, all reissued patents and patent applications, reexamined patents and patent applications, divisional patents and patent applications, continuation patents and patent applications based thereon or claiming priority therefrom, and all other patents and patent applications worldwide claiming priority from or corresponding to [†] (to the extent not claiming subject matter originally disclosed in US Patent Applications [†] or [†]) or [†].

Helion Reference:	[†]
Description:	[†]
Patent Application nos.:	[†]
Filed:	[†]
Priority:	[†]

Helion Reference:	[†]
Description:	[†]
Patent Application no.:	[†]
Filed:	[†]
Priority:	[†]

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EXHIBIT C
To the Exclusive License Agreement
Between Omeros Corporation and Helion Biotech
MUTUAL CONFIDENTIALITY AGREEMENT

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OMEROS CORPORATION
MUTUAL CONFIDENTIALITY AGREEMENT
     This Confidentiality Agreement (this “Agreement”) is entered into as of May 16, 2008 by and between OMEROS CORPORATION (“Omeros”) and HELION BIOTECH (“Helion”).
In the course of business negotiations and transactions between the parties hereto and subject to the procedures set forth in Section 1 below, either or both parties and agents thereof (including without limitation, attorneys and consultants representing the parties) may disclose certain confidential and proprietary information for the sole purpose of evaluating a potential business relationship and/or performing in accordance with any separate agreement that may be reached between the parties that does not supersede this Agreement (“Purpose”). The parties want to provide for the protection of any such confidential and proprietary information disclosed by one party (the “disclosing party”) to which the other party receiving the information (the “recipient”) has access in accordance with Section 1 below. In consideration of the above premises, the parties agree:
1.	Procedure for Disclosure. Before disclosing any Confidential Information, (a) the disclosing party shall provide recipient with a non-confidential summary of the proposed Confidential Information, thus enabling the recipient to decide whether the recipient wants to receive such Confidential Information; and (b) the recipient shall confirm in writing whether they accept receipt of such Confidential Information. Unless recipient confirms acceptance of receipt of such Confidential Information, notwithstanding anything contrary in this Agreement, the disclosed information shall be deemed non-confidential and shall not be protected as Confidential Information hereunder. Each party hereby agrees in advance to accept in confidence from the other party Confidential Information regarding license or acquisition agreements related to MASP-2 into which each party has entered with third parties prior to the execution of this Agreement (“MASP-2 Historical Information”) and discussions, proposals, term sheets and draft agreements concerning a potential separate agreement between the parties related to the licensing or acquisition of rights related to MASP-2 (“Proposals”). All Confidential Information shall be disclosed in written form, which may be in hard copy or electronic format, and marked “Confidential”, or if disclosed orally shall be summarized in written form, marked “Confidential” and provided to the recipient within thirty (30) days of oral disclosure.

2.	Covenant Not to Disclose to Third Party. For a period of five years from the date of last disclosure hereunder, the recipient of any Confidential Information will not at any time disclose or otherwise make known or available to any person, firm, corporation or other entity, or use for its own account or for any purpose other than the Purpose or as otherwise set forth herein, any Confidential

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Information disclosed by the other party prior to or during the term of this Agreement, without the express prior written consent of the disclosing party. Helion hereby consents to Omeros’ sharing of Helion’s Confidential Information to the extent that Helion’s Confidential Information relates to MASP-2 Historical Information and relative rights attendant thereto or Proposals, on a need to know basis, to the UK Medical Research Council and the University of Leicester under obligations of confidentiality consistent with this Agreement. The recipient shall utilize reasonable procedures to safeguard Confidential Information from unauthorized use, reproduction and disclosure and under secure conditions, including releasing Confidential Information only to employees, consultants, licensors or professional advisors who have agreed to abide by the recipient’s obligations hereunder on a “need-to-know” basis.

3.	Confidential Information.

3.1	For information disclosed by Omeros in accordance with Section 1, “Confidential Information” means any and all information provided by Omeros related to MASP-2 Historical Information or Proposals or relating to the following technology that was licensed, acquired, developed or are owned and/or held by Omeros: methods, antibodies and other agents and compositions for the inhibition of the complement immune system, including without limitation information developed by Omeros and/or obtained from the University of Leicester, the UK Medical Research Council and/or Fukushima Medical University regarding MASP-2 or MAp19 as well as methods for inhibiting the same; and includes, without limitation, research and development information, know-how, legal analysis, inventions, trade secrets, technical data, knock-out and knock-in mouse strains, gene expression profiles, behavioral and physiological assays, phenotypes, cell lines, cellular, biochemical and chemical assays, chemical structures, formulae, treatment methods, clinical trial design criteria, protocols, case report forms (blank or including patient data), investigators’ brochures, drawings, designs, models, samples, processes, chemistry, manufacturing and controls information, regulatory information, and any type of product development, business or marketing plans or strategies or financial information.

For information disclosed by Helion in accordance with Section 1, “Confidential Information” means any and all information provided by Helion related to MASP-2 Historical Information or Proposals or relating to the following technology that was acquired, licensed, developed or is owned and/or held by Helion: methods, antibodies and other agents and compositions for the inhibition of MASP-2 or for the treatment of MASP-2 deficiency disorders; and includes without limitation, research and development information, know-how, legal analysis, inventions, trade secrets, technical data, knock-out and knock-in mouse strains, gene expression profiles, behavioral and physiological assays, phenotypes, cell lines, cellular, biochemical and chemical assays, chemical structures, formulae, treatment methods, clinical trial design criteria, protocols, case report forms (blank or including patient data), investigators’ brochures,

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drawings, designs, models, samples, processes, chemistry, manufacturing and controls information, regulatory information, and any type of product development, business or marketing plans or strategies or financial information.

3.2	Confidential Information does not include information that the recipient can establish:

3.2.1	is or becomes generally available to the public other than as a result of a disclosure by the recipient;

3.2.2	was in the possession of the recipient prior to its being furnished to the recipient under this Agreement, provided that the source of such information was not known to the recipient to be bound by a confidentiality agreement with, or other contractual, legal, or fiduciary obligation of confidentiality to the disclosing party or any other party with respect to such information and that such prior possession can reasonably be proven by the recipient by written records;

3.2.3	becomes available to the recipient on a non-confidential basis from a source other than the disclosing party, provided that such source is not bound by a confidentiality agreement with, or other contractual, legal, or fiduciary obligation of confidentiality to the disclosing party or any other party with respect to such information;

3.2.4	becomes available to the recipient through discovery procedures in any civil action or arbitration between the parties; or

3.2.5	was independently developed by the recipient without reference to the Confidential Information, provided that such independent development can reasonably be proven by the recipient by written records.

3.3	If the recipient is required by order of a court of law, administrative agency, or other governmental body to disclose any of the Confidential Information to any third party, the recipient will promptly provide the disclosing party with reasonable advance written notice if at all possible to enable the disclosing party the opportunity to seek a protective order or to otherwise prevent or limit such legally required disclosure, will use reasonable efforts to cooperate with the disclosing party to obtain such protection, and will disclose only the legally required portion of the Confidential Information. Any such legally required disclosure will not relieve recipient from its obligations under this Agreement to otherwise limit the disclosure and use of such information as Confidential Information.

4.	Limitations on Use. In further recognition of the value of Confidential Information, the recipient acknowledges that it shall not engage in the reproduction of Confidential Information through the techniques of “reverse engineering”. The recipient shall not make any use, either directly or indirectly, of any Confidential Information to which the recipient has been, is or will be exposed, except in the ordinary course of business pursuant to this Agreement for

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the Purpose or as may be expressly authorized herein below or in a separate specific written agreement between the parties. Nothing in this Agreement shall be construed as giving recipient any license or other right under any intellectual property lawfully owned or held by the disclosing party or as an admission as to the scope of any such rights owned or held by the disclosing party. Neither party shall disclose the existence and nature of this Agreement or the fact that it is evaluating the other party’s Confidential Information or that discussions related to Proposals are occuring pursuant to this Agreement, except that such disclosure to a party’s present employees, consultants, officers, directors, shareholders, bankers and investors, and to present and potential investors, bankers and business partners pursuant to due diligence reviews, is permitted if such persons have agreed to abide by the recipient’s obligations hereunder, and disclosure of the nature and existence of this Agreement and that discussions related to Proposals are occurring pursuant to this Agreement by Omeros to the US Securities and Exchange Commission shall be permitted. Neither party shall use the name of the other party in any publicity or advertising without that party’s prior written approval.

5.	Return of Confidential Information. When requested by the disclosing party or at the termination of the relationship giving rise to this Agreement, whichever first occurs, the recipient immediately shall deliver all Confidential Information and all copies thereof in its possession or in the possession of its employees, provided that the recipient’s legal counsel may retain one archival copy of the Confidential Information.

6.	Permitted Use of Information. Notwithstanding any restrictions in Sections 2 or 4, recipient shall be entitled to use the disclosing party’s Confidential Information in any civil action or arbitration between the parties, provided that (a) the disclosing party shall be entitled to seek a protective order concerning disclosure of any such Confidential Information to third parties and the recipient shall cooperate in good faith with any reasonably requested protective order, (b) no disclosure to the recipient of any attorney-client or attorney-work product privileged information by the disclosing party under this Agreement shall be asserted or contended to be deemed a waiver of such privilege and any such privileged information shall not be admissible in any civil action or arbitration solely by virtue of having been disclosed under this Agreement, and (c) the recipient shall not use any Confidential Information obtained by recipient from the disclosing party solely under this Agreement as the basis for seeking any preliminary injunctive relief.

7.	[†].

8. Specific Performance. The parties acknowledge that (a) the covenants set forth in this Agreement are essential elements of the transactions contemplated in this Agreement and that, but for the agreement to comply with such covenants, the

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parties would not have entered into such transactions, and that the parties have consulted with, or have had the opportunity to consult with, counsel and have been advised in all respects concerning the reasonableness of such covenants as to scope and limit of time; (b) the disclosing party will not have any adequate remedy at law if the recipient violates this Agreement or fails to perform any of its other obligations hereunder; and (c) the disclosing party shall have the right, in addition to any other rights it may have, to obtain in any court of competent jurisdiction temporary, preliminary and permanent injunctive relief to restrain any breach, threatened breach, or otherwise to specifically enforce any of such covenants or any other obligations of the recipient if the recipient fails to perform any of its obligations under this Agreement.

9.	Term. This Agreement and the obligations of nondisclosure and nonuse set forth herein shall terminate five (5) years after the date of the last disclosure of Confidential Information under this Agreement, except that termination of the obligation of nonuse under this Agreement shall not permit use of the Confidential Information that would be in infringement of patent rights. Prior to termination of this Agreement, either party may deliver written notice to the other party that it no longer wishes to receive Confidential Information under this Agreement, after receipt of which any information subsequently sent in writing or orally disclosed by either party shall be deemed non-confidential.

10.	Miscellaneous. This Agreement shall be binding upon and inure to the benefit of the parties’ successors and assigns. The waiver of any breach of any provision of this Agreement or failure to enforce any provision hereof shall not operate or be construed as a waiver of any subsequent breach by any party. The invalidity of all or any part of any section of this Agreement shall not render invalid the remainder of this Agreement or the remainder of such section. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable. In any litigation or arbitration arising out of or related to this Agreement, the substantially prevailing party will be entitled to recover all reasonable costs and attorneys’ fees, including costs and fees on appeal. The provisions of this Agreement shall not be construed as limiting any rights or remedies that either party may otherwise have under the applicable law.

11.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, USA, without giving effect to any conflict of laws principles that would result in the application of the laws of another jurisdiction. The parties agree that the sole and exclusive jurisdiction for any disputes arising under or related to this Agreement shall be in the federal courts of the United States.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

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OMEROS CORPORATION
By	/s/ Marcia Kelbon
Printed name Marcia Kelbon
Its V.P., Patent & General Counsel

HELION BIOTECH
By	/s/ Jeppe Christensen
Printed name Jeppe Christensen
Its CEO

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